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                                                                   EXHIBIT 10.18

                   [SIGNAL PHARMACEUTICALS, INC. LETTERHEAD]


December 8, 1993

Alan Lewis Ph.D.
5 Shara Lane
Pennington, NJ 08534

Dear Alan:

Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is pleased to offer you the position of President and Director. Your employment with Signal will commence on February 1, 1994. We would expect that you would spend three to four days at Signal in the intervening period and attend the Board of Directors Meeting on January 19, 1994.

Your base salary will be $225,000 annually, less all required withholding for taxes and social security. A bonus of 25% of salary will be awarded based upon performance against measurable, mutually agreed upon goals. Individual goals will be assigned specific percent weighting. Thus if all goals were met a bonus of up to 150% (of the 25%) would exist. For calendar year 1994 Signal will guarantee a minimum bonus of $25,000.

Signal will offer you a signing bonus of $50,000. The bonus must be returned to Signal if you leave voluntarily before the end of the first year (February 1, 1995).

In addition, under Signal's 1993 Long-Term Incentive Plan (the "Plan"), the Company will offer you an opportunity to option or purchase outright 450,000 (four hundred fifty thousand) shares of SPI Common Stock at the current fair market value of $0.10/share. Under the Plan, one-tenth (10%) of the shares will vest on your first day of employment, one-tenth (10%) will vest on the first day of your thirteenth month of employment. The remaining shares will vest in equal quarterly installments over a four year period. Note that the initial grant of 10% of the option or purchase must be returned to the Company if you leave voluntarily before the end of the first year (February 1, 1995).

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Alan Lewis, Ph.D.
December 08, 1993
page 2

An additional bonus option of 150,000 (one hundred fifty thousand) shares at $0.10/share will be granted and vest as described above. This bonus option is contingent upon you being appointed the Chief Executive Officer of Signal. The criteria for appointment to the CEO position would be successful performance against 1994 and 1995 incentive bonus goals mutually agreed upon with the Board of Directors.

All shares in Signal are subject to our standard purchase agreement. Signal shares will not be marketable until such time as an initial public offering has been successfully completed, and the "lock-up" period has elapsed. While the company is privately held, the company maintains a first right of refusal on any potential sale of shares which you own.

Signal will reimburse you for relocation expenses involved in moving your family to the San Diego area. Signal will also reimburse you for a house hunting trip for you and your family.

You will be eligible for the standard Company benefits. Signal reserves the right to modify compensation and benefits from time to time as it deems necessary.

Signal will reimburse you for the rental cost of a furnished townhouse or equivalent until such time as your family has relocated and you have permanent housing. Signal will pay this rental cost until September 1, 1994 if necessary.

Signal will reimburse you for one round trip air fare per month to visit your family in New Jersey prior to their move to San Diego.

Signal will assist you with the financing of a home purchase. The specifics will depend upon your investigation of the local real estate market. For example, Signal will loan you up to $300,000 for the purchase of a family residence in the San Diego area. This loan would be interest bearing only for the first five years at the lowest interest rate permissible by the IRS. The loan could be extended for an additional five years and fully amortized over those five years at the lowest interest rate permissible by the IRS.

If you visit Signal during the end of December, Signal will reimburse you for round-trip travel expenses to San Diego for you and your family.

You employment agreement is for one year. Your employment is renewable on an annual basis.
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Alan Lewis, Ph.D.
December 08, 1993
page 3

You will be asked to sign an Employee's Proprietary Information and Inventions Agreement. In addition, you will be expected to abide by the Company rules and regulations as described in the Company handbook. The employment terms in this letter supersede any other agreements or promises made to you. As required by law, this offer is subject to satisfactory proof of your right to wok in the United States.

This offer will expire on Saturday December 11, 1993.

Please indicate your acceptance of this offer by signing one of the originals and returning it to me. Please fax a signed copy to me at (619)-456-4041.

Brook, Luke, Pat and I look forward to working with you and helping build Signal into a successful public pharmaceutical company.

Sincerely,

/s/ HARRY F. HIXSON, JR.
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Harry F. Hixson, Jr.
Director


ACCEPTED BY:


/s/ ALAN J. LEWIS
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1-4-94
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Date: